UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 17, 2004

CANARGO ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-32145	91-0881481

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

CanArgo Energy Corporation P.O. Box 291, St. Peter Port Guernsey, British Isles (Address of principal executive offices)	GY1 3RR (Zip Code)

Registrant’s telephone number, including area code	(44) 1481 729 980

(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES

Item 9. Regulation FD Disclosure.

The following information is furnished pursuant to Item 9, “Regulation FD Disclosure” and Item 12, “Results of Operations and Financial Condition”.

On May 17, 2004, CanArgo Energy Corporation (“CanArgo”) issued a press release setting forth CanArgo’s preliminary Q1 financial results for the quarter ended March 31, 2004. A copy of CanArgo’s press release is attached hereto as Exhibit 99.1.

Item 12. Results of Operations

On May 17, 2004, the Registrant issued a press release announcing its Q1 financial results for the Quarter ended March 31, 2004, a copy of which is attached hereto as Exhibit 99.1.

Exhibit Index

99.1 Press released, dated May 17, 2004, issued by CanArgo Energy Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANARGO ENERGY CORPORATION

Date: May 18, 2004	By:	/s/ Liz Landles Liz Landles, Corporate Secretary

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE

Q1 Results 2004

May 17, 2004 – Oslo, Norway, New York, USA- CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX:CNR) is pleased to announce its first quarter results for 2004.

Net Income for the First Quarter 2004 was $1,522,380 compared to a Net Loss of $907,070 for the corresponding period in 2003 and a Net Loss in the Fourth Quarter 2003 of $6,320,696. Net Income for the quarter was $0.01 per share compared to a Net Loss of $0.01 for the corresponding quarter in 2003 and a Net Loss of $0.06 in the Fourth Quarter of 2003. Revenues also showed an increase with Oil and Gas Sales being $3,360,471 in the quarter compared to $1,141,458 in First Quarter 2003 and $2,609,298 in the Fourth Quarter 2003.

Vincent McDonnell, Chief Financial Officer of CanArgo commented, “We are pleased to have moved into profitability in the last quarter, this being principally due to increased Oil and Gas Sales in the period. Our focus in 2004 remains to fully test and appraise our oil discovery in Manavi whilst moving ahead with our development programme on our existing Ninotsminda Field and our newly acquired Samgori Field. Given access to the required funding, we would anticipate a capital program of some $40 million over the next 12 to 18 months on these projects.

“In the near-term, we intend to drill a new vertical oil well at Samgori commencing in July 2004. This should provide short-term additional production and so allow us to maximise on the current high oil price. Further horizontal development wells will commence when our custom-made under balanced coil tubing drilling unit ( ‘UBCTD’) arrives in Georgia in September 2004. On the exploration front, we intend to run casing on the Norio MK72 well in the next few days prior to drilling ahead. Preparation is already underway for a sidetrack of the M11 well which will commence when the UBCTD unit arrives. In the meantime, negotiations are progressing with an international drilling contractor for the drilling of the Manavi M12 and M13 appraisal wells, the first of which is expected to spud in July.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company can not give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond
Tel: +44 1481 729980
Fax +44 1481 729982
Mobile: +44 7740 576139
e-mail: info@canargo.com

CANARGO ENERGY CORPORATION AND SUBSIDIARIES
Unaudited
Financial Statements
Consolidated Condensed Balance Sheets

CANARGO ENERGY CORPORATION AND SUBSIDIARIES
Unaudited Financial Statements
Consolidated Condensed Statements of Operations

| | Three Months Ended March, 31 | |
|---|---|---|
| | 2004 | 2003 |
| | (Unaudited) | (Unaudited) |
| Operating Revenues from Continuing Operations: | | |
| Oil and gas sales | $ 3,360,471 | $ 1,141,458 |
| Operating Expenses: | | |
| Field operating expenses | 668,337 | 342,800 |
| Direct project costs | 280,467 | 166,586 |
| Selling, general and administrative | 911,602 | 730,054 |
| Non cash stock compensation expense | - | 276,507 |
| Depreciation, depletion and amortization | 880,821 | 578,638 |
| Gain on disposition of subsidiary | (354,951) | - |
| | 2,386,276 | 2,094,585 |
| **Operating Income (Loss) from Continuing Operations** | 974,195 | (953,127) |
| Other Income (Expense): | | |
| Interest, net | (7,473) | (2,304) |
| Other | 64,410 | (7,406) |
| Equity income from investments | - | 21,515 |
| **Total Other Income (Expense)** | 56,937 | 11,805 |
| **Income (Loss) from Continuing Operations Before Minority Interest and Taxes** | 1,031,132 | (941,322) |
| Minority interest in loss of consolidated subsidiaries | 884 | - |
| **Income (Loss) from Continuing Operations** | 1,032,016 | (941,322) |
| **Net Income (Loss) from Discontinued Operations, net of taxes and minority interest** | 490,364 | (7,038) |
| **Cumulative effect of change in accounting principle** | - | 41,290 |
| **Net Income (Loss)** | $ 1,522,380 | $ (907,070) |
| Weighted average number of common shares outstanding | | |
| - Basic | 106,468,985 | 97,356,206 |
| - Diluted | 109,281,654 | 97,356,206 |
| **Basic Net Income (Loss) Per Common Share – Before Cumulative Effect of Change in Accounting Principle** | | |
| - from continuing operations | $ 0.01 | $ (0.01) |
| - from discontinued operations | $ 0.00 | $ (0.00) |
| - cumulative effect of change in accounting principle, net of Income tax | $ 0.00 | $ (0.00) |
| **Net Income (Loss) Per Common Share – Basic** | $ 0.01 | $ (0.01) |
| **Diluted Net Income (Loss) Per Common Share – Before Cumulative Effect of Change in Accounting Principle** | | |
| - from continuing operations | $ 0.01 | $ (0.01) |
| - from discontinued operations | $ 0.00 | $ (0.00) |
| - cumulative effect of change in accounting principle, net of Income tax | $ 0.00 | $ (0.00) |
| **Net Income (Loss) Per Common Share – Diluted** | $ 0.01 | $ (0.01) |
| **Other Comprehensive Income:** | | |
| Foreign currency translation | 462,136 | 30,165 |
| **Comprehensive Income (Loss)** | $ 1,984,516 | $ (876,905) |